TO BE RELEASED:

Monday, May 5, 1997



S&T Bancorp Finalizes Peoples Bank of Unity Merger

Indiana, Pennsylvania (Nasdaq NMS: STBA) - Officials

of S&T Bancorp, Inc. announced today that the merger

of Peoples bank of Unity into its principal

subsidiary, S&T Bank, has been finalized.  Peoples

Bank of Unity, with assets of $288 million, operated

six offices in the eastern suburbs of Pittsburgh,

including Plum Borough, Penn Hills, Monroeville,

Oakmont and Holiday Park.  All of these offices will

now operate under the S&T Bank name.



According to Robert D. Duggan, Chairman and chief

executive officer of S&T Bancorp, "We understand the

importance of providing personalized services to

customers and we are committed to providing former

Peoples Bank of Unity customers with exceptional

service and to making even more financial products and

services available to them."



Some of the new services available to former Peoples

Bank of Unity customers include trust and investment

management, discount brokerage as well as a full array

of commercial lending services including cash

management and commercial loans.  S&T Bank also offers

a wide range of products and services designed to meet

the financial needs of individual consumers.



Mr. Duggan added, "This merger is consistent with our

strategic plan to expand S&T's presence further into

Allegheny County.  Peoples Bank was a high performing

community bank with a reputation for exceptional

customer service."
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With the acquisition of Peoples Bank of Unity, S&T

Bancorp's assets increased to approximately $1.8

billion.  Headquarted in Indiana, PA, S&T Bank, the

principal subsidiary of S&T Bancorp, Inc., operates 39

offices within Allegheny, Armstrong, Clearfield,

Indiana, Jefferson and Westmoreland counties.  S&T

Bancorp stock trades on the Nasdaq National Market

System under the symbol STBA.
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